Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of February 16, 2024, by and among Phoenix Biotech Sponsor, LLC and Jurgen van de Vyver (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of shares of Class A common stock, $0.0001 par value, of CERo Therapeutics Holdings, Inc. (formerly Phoenix Biotech Acquisition Corp.) relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Dated: February 16, 2024	PHOENIX BIOTECH SPONSOR, LLC

/s/ Jurgen van de Vyver
	Name:	Jurgen van de Vyver
	Title:	Manager

Dated: February 16, 2024
/s/ Jurgen van de Vyver
Jurgen van de Vyver